The Contract of LPG Pipeline installation Project
  11 April, 2006

Party A: Zunyi Minsheng Real Estate Co Ltd (hereinafter called “Party A” )

Party B: Zunyi Jiahong Liquefied Petroleum Gas Co Ltd (hereinafter called “Party B”)

Through friendly negotiations, both parties have reached an agreement on the installation of LPG pipeline system project. Consequently, the contract is to be signed herewith to make each party’s obligations and responsibilities clear to enable mutual abidance by the contracted clauses realized.
1)	The Contract Object
Party B will provide Party A’s Building A and C located in Minsheng Plaza, Zunyi City with design, installation and construction of pipeline LPG supply. The LPG supplying system includes: A central station of gas supplying, the system of pipeline network, the interior-house-system and indoor facilities (excluding gas appliance) as well as other matching parts with the pipeline.
2)	Quality of the Project
The project must be done as per the detailed shop drawing that was approved by Party A and take those testing and takeover criterions on installation for LPG project issued by certain in-charge departments of central government as the unique standard. Quality of the pipes to be used in the project must accord with relevant national standard and such controllers as valves, etc. have to be from legal importation.
3)	Price and total Amount of the Contract
The unit price for this installation of LPG system under the contract object is RMB1,980 per household and the total amount is RMB Four hundred Seventy-nine Thousand One Hundred and Sixty Yuan Only ( RMB479,160 ) ( The accurate number of the household users can only be fixed when the building construction is completed ).
4)	Payment Terms
A)
Party A will pay 20% against the total contracted amount to Party B when the latter party has been to the working site under request of Party A having paved up outdoor underground pipelines and another 40% has to be paid to Party B by Party A when Party B has completed all the indoor-installations.

B)
The rest 35% amount will be paid up to Party B one-off within one month after the project has successfully passed the testing and been taken over with the LPG system starting running ( the final 5% against the total amount of the contract has to be held as quality deposit ).

5)	Time limit of the Project
As soon as this contract is signed, Party A should offer Party B the plan regarding the completion of building construction and inform Party B to enter into the installation site working only under the precondition that everything is well ready and Okay for Party B’s job
( e.g. the buildings are capped, all the main metopes are completed and the elevation of the courtyard is well done ). From having received Party A’s informing of entering into the working site, Party B is requested to complete this project of LPG system within 100 working days.
6)	The Rights and Obligations for Both Parties
A)	Party A’s Obligation
a)	To effect payment in favor of Party B for what is stipulated in this contract to pay in due course.
b)	To make the land ready for building up LPG central station and fix the location for the station as per the certain national standards of safely locating such facilities. Also, Party A is to be responsible for making water, electricity and road available for the station.
c)	To assist Party B to educate the household users to follow “Users’ Handbook for Safely Using LPG Pipeline” and to protect facilities of this LPG pipeline system.
d)
Party A should cooperate with Party B to keep Party B working in reasonably good conditions for the construction according to the detailed shop drawing. Party B is supposed to be given proper extension from the deadline of project completion provided the construction action is delayed by the changes unexpectedly occur to the project site.

e)
The pipeline system is regarded as a matching part to Party A’s buildings and Party A should assist Party B applies for the formalities of public utilities registration. The application fees have to be borne by Party B.

B)	Party B’s Obligations
a)	Assign professional superintendents to directly exercise quality surveillance in the whole course of the construction.
b)
To guarantee the due progress for building-up of system and the quality of the project. To hand over the system only after succeeded in having passed examinations presided by government department in charge of gas safety as per “The Standards on Examination and Takeover for Gas Construction Project”.

c)	To be responsible for applying for approval for the project and also for examinations and
Takeover for the project completion and pay all the fees and charges for the items mentioned.
d) Party B will also be responsible for keeping one-year warranty period for the facilities and appliance which are taken over after the completion of the project and passing the examinations on the quality of the system that is proved being qualified for starting gas use. The quality deposit will be returned to Party B when the quality warranty period is expired.
e) Party B must spread “Users’ Handbook for Safely Using LPG Pipeline” among the household users before handing over the system advising the common sense of using the system as well as other safety points.
f) Party B will be responsible for switching the pipeline to the city network system when LNG enters into Zunyi City and Party B will not charge Party A additionally for such switchover.
4) Breach Responsibilities
A) Party A
a) Party A has to pay 5% against the total amount of this contract as penal sum in favor of
Party B if it fails to pay what is regulated to pay about as per the contract after the contract I has been signed and it should also pay for all the economic losses consequently caused by this failure.
b) After quality testing being passed and takeover of the project is done, if Party A fails to give
Party B the progress payment, Party B thus has got due rights to bring an accusation against Party A at local court and request the court to take the expiation money by force from Party A’s bank account or to make a compensation for Party B by taking certain apartments from Party A’s real estate which is equal to what Party A is supposed to pay Party B at rate of RMB1,300 per square meter in equivalent ( the floor, unit, main direction and pattern of the apartments have to be chosen by Party B )

C)	Party B
a)	Unless meeting Force Majeure, Party B, if fails to complete the project as per the set schedule, has to pay RMB1,000 per day for each delayed day as reparation to Party A for its loss.
b)
Party B will be held fully responsible and pay for the total loss caused by the accident because of improper design or quality problem with Party B’s installation for the system but it’s free from the responsibility for the accident caused by users’ improper using of the system.
7)	Unmentioned Matters
For those possible unmentioned matters, if any occurs, both parties have to negotiate about accordingly when necessary and mutually reach a new agreement in form of Supplementary Agreement which bears equal legal effectiveness with the original contract. If both fail to find a solution for the disputes via mediation, it is mutually agreed that the case has to be brought to Zunyi People’s Court for obtaining a law judgement.
8)	Others
To protect the rights and interests of the household users, Party A recommends Party B being the sole LPG provider for the whole residential complex under the contract object and is to be responsible for mediating between Party B and the household users for signing a formal contract of supplying LPG there.
The price which Party B offers should not be higher than that of market level and Party A will not be legally responsible for either of Party B’s failure ____ non-signing the contract of supplying LPG with the household users or being unable to supply LPG in normal way.

The contract is made in form of four originals and either party equally keeps two of them which will become effective as soon as both parties put their signatures and stamps on these documents.

Party A ( Zunyi Minsheng Real Estate Co Ltd ):

Party B ( Zunyi Jiahong LPG Co Ltd ):